NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2012 Earnings

•	Net income of $1.21 million, up 5.6% from third quarter 2011

•	Allowance for loan losses 1.90% of total loans

•	Nonperforming assets 2.52% to total assets

•	Noninterest expense decreased 6.9% from third quarter 2011

WARRENTON, VA., November 1, 2012 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.21 million for the third quarter of 2012 compared with $1.15 million for the third quarter of 2011.  Basic and diluted income per share for the third quarter of 2012 were $0.33 compared with income per share of $0.31 in the third quarter 2011.  Net income for the first nine months of 2012 was $2.25 million compared with $3.21 million for the same period of 2011.  Basic and diluted income per share for the first nine months of 2012 were $0.61 compared with basic and diluted income per share of $0.88 and $0.87, respectively, for the first nine months of 2011.

Randy K. Ferrell, President and Chief Executive Officer, said, “Our third quarter results reflect our continuing efforts to work through any credit issues that arise.  We have maintained solid core earnings which were somewhat overshadowed by higher provisioning during the past few quarters as we aggressively addressed two impaired commercial loan relationships.  We believe making quality loans, acquiring low-cost deposits, controlling operating expenses, delivering superior customer service and maintaining our solid capital position continue to be the keys to our ongoing success."

Return on average assets (ROAA) was 0.83% and return on average equity (ROAE) was 10.00% for the third quarter of 2012, an increase from 0.76% and 9.74%, respectively, for the third quarter of 2011. For the nine month period ended September 30, 2012, Fauquier Bankshares' return on average assets was 0.51% and return on average equity was 6.21%, compared with 0.72% and 9.38%, respectively, for the nine month period ended September 30, 2011.

Net interest margin decreased slightly to 3.94% in the third quarter of 2012 compared with 3.97% for the same period in 2011.  Net interest income for the third quarter of 2012 decreased $240,000 or 4.3% when compared with the same period in 2011.  Interest income is being negatively affected by the extended low interest rate environment as yields on earning assets continue to decrease.  The average yield on earning assets declined 22 basis points while cost of funds decreased 20 basis points from the third quarter 2011.  Net interest margin decreased to 3.93% for the first nine months of 2012 compared with 4.05% for the same period in 2011.  Net interest income for the first nine months of 2012 decreased $582,000 or 3.5% when compared with the same period in 2011.

Total assets were $575.6 million at September 30, 2012 compared with $604.6 million at September 30, 2011.  Total loans, net were $445.3 million at September 30, 2012 compared with $448.0 million at September 30, 2011.  Total deposits were $492.0 million at September 30, 2012 compared with $522.3 million at September 30, 2011.  Transaction deposits (Demand and NOW accounts) grew $37.4 million to $253.1 million at September 30, 2012 compared with $215.7 million at September 30, 2011, representing 51.5% of total deposits.

The provisions for loan losses for the third quarter and first nine months of 2012 were $550,000 and $3.85 million, respectively, compared with $700,000 and $1.47 million for the same periods in 2011. The increase for the first nine months of 2012 was due to the impairment of two commercial real estate loans identified in the second quarter 2012 with $1.1 million being charged-off in the third quarter of 2012.  The allowance for loan losses increased to $8.6 million or 1.90% of total loans at September 30, 2012 compared with $6.9 million or 1.51% at September 30, 2011.

Net loan charge-offs were $1.39 million in the third quarter 2012 compared with $434,000 in the third quarter of 2011.  The ratio of net charge-offs to average loans outstanding for the third quarter of 2012 was 0.30% compared with 0.10% for the same period in 2011.  Year to date, net charge-offs for the first nine months of 2012 was $1.97 million, or 0.43% of average loans, compared with $896,000 for the same period in 2011, or 0.19% of average loans.

Nonperforming assets increased to $14.5 million, or 2.52% of period end total assets, at September 30, 2012, compared with $8.4 million, or 1.39% of period end total assets, at September 30, 2011.  Included in nonperforming assets at September 30, 2012 were $12.4 million of nonperforming loans, $1.8 million of other real estate owned and $303,000 of nonperforming corporate bond investments.  Other real estate owned decreased to $1.8 million at September 30, 2012 compared with $3.6 million at September 30, 2011.

“The increase in nonperforming loans this quarter was due to one commercial real estate loan which was placed on nonaccrual status in September,” Ferrell said.  “During June 2012, this same loan was identified as impaired and potential losses were reserved at that time.  While we remain cautious on the outlook in our local economy, we feel the overall quality of the loan portfolio is solid.  We are well-capitalized and our balance sheet strength is evidenced by our allowance for loan loss coverage ratio of 1.90% to total loans.”

Noninterest income, excluding securities gains and losses, decreased $138,000 to $1.54 million in the third quarter 2012 compared with $1.68 million in the same quarter in 2011.  The majority of the decrease is directly related to a decline in service charges on deposits, partially offset by an increase to trust and estate income of $40,000.  Noninterest income, excluding securities gains and losses, decreased $65,000 to $4.63 million during the first nine months of 2012 compared with $4.69 million during the same period in 2011.

Noninterest expense for the third quarter 2012 was $4.64 million, a decrease of $343,000 or 6.9% compared with $4.98 million for the third quarter 2011.  The decrease in the third quarter 2012 is a result of a reduction in salaries and benefits of $320,000.  In addition, other real estate owned (OREO) decreased $92,000 due to higher write-downs related to OREO in the third quarter of 2011.  Partially offsetting this decrease was an increase in marketing expense of $34,000 to $202,000.  Noninterest expense for the first nine months of 2012 decreased $1.3 million or 8.3% to $14.1 million compared with the same period in 2011.  This decrease was due primarily to the reduction of incentive compensation in salaries and benefits expense and recorded OREO write-downs, as mentioned in the quarterly comparison. Additionally, FDIC deposit insurance expense decreased $131,000 for the first nine months of 2012 compared to the same period in 2011.

Shareholders’ equity increased to $48.5 million at September 30, 2012 compared with $47.0 million at September 30, 2011.  The book value of FBSS stock was $13.11 per common share as of September 30, 2012.  Fauquier Bankshares' stock price closed at $12.95 per share on October 31, 2012.  The Company’s regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.   At September 30, 2012, the Company's leverage ratio was 9.35%, compared with 8.69% one year earlier. The Company's tier 1 and total risk-based ratios were 12.60% and 13.84%, respectively, at September 30, 2012, compared with 12.04% and 13.29% at September 30, 2011. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continues to look into expanding its market presence, with a site in Gainesville expected to open next year.  Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011

EARNINGS STATEMENT DATA:
Interest income	$6,288	$6,365	$6,507	$6,685	$6,837
Interest expense	977	1,042	1,112	1,222	1,287
Net interest income	5,311	5,323	5,395	5,463	5,550
Provision for loan losses	550	2,800	500	463	700
Net interest income after provision for loan losses	4,761	2,523	4,895	5,000	4,850
Noninterest income	1,542	1,602	1,482	1,670	1,681
Securities gains (losses)	2	163	1	74	24
Noninterest expense	4,641	4,347	5,111	5,486	4,983
Income before income taxes	1,664	(59)	1,267	1,258	1,572
Income taxes	452	(138)	313	348	424
Net income	$1,212	$79	$954	$910	$1,148

PER SHARE DATA:
Net income per share, basic	$0.33	$0.02	$0.26	$0.25	$0.31
Net income per share, diluted	$0.33	$0.02	$0.26	$0.25	$0.31
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,695,160	3,695,160	3,680,230	3,669,758	3,669,758
Average diluted shares outstanding	3,712,058	3,709,416	3,691,844	3,691,688	3,688,974
Book value at period end	$13.11	$12.86	$13.00	$12.96	$12.81
BALANCE SHEET DATA:
Total assets	$575,602	$582,552	$594,212	$614,224	$604,594
Loans, net	445,304	450,243	450,338	452,086	447,964
Investment securities	55,361	59,863	59,069	50,193	51,807
Deposits	492,004	500,100	511,179	530,569	522,278
Transaction accounts (Demand & NOW accounts)	253,148	250,643	253,274	259,694	215,707
Shareholders' equity	48,459	47,536	48,056	47,571	47,001
PERFORMANCE RATIOS:
Net interest margin(1)	3.94%	3.95%	3.89%	3.87%	3.97%
Return on average assets	0.83%	0.05%	0.64%	0.59%	0.76%
Return on average equity	10.00%	0.65%	7.97%	7.63%	9.74%
Efficiency ratio(2)	66.45%	60.18%	72.88%	74.71%	67.43%
Yield on earning assets	4.65%	4.72%	4.69%	4.72%	4.87%
Cost of interest bearing liabilities	0.87%	0.93%	0.95%	1.02%	1.07%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011
ASSET QUALITY RATIOS:
Nonperforming loans	$12,428	$7,382	$4,846	$4,621	$4,499
Other real estate owned	1,776	1,776	1,776	1,776	3,614
Foreclosed property	-	-	-	15	1
Nonperforming corporate bonds, at fair value	303	292	276	335	276
Total nonperforming assets	14,507	9,450	6,898	6,747	8,390
Restructured loans still accruing	5,562	4,148	-	-	178
Loans past due 90 or more days and still accruing	130	201	86	101	5
Total nonperforming and other risk assets	$20,199	$13,799	$6,984	$6,848	$8,573

Nonperforming loans to total loans, period end	2.74%	1.61%	1.06%	1.01%	0.99%
Nonperforming assets to period end total assets	2.52%	1.62%	1.16%	1.10%	1.39%
Allowance for loan losses	$8,606	$9,449	$6,877	$6,728	$6,882
Allowance for loan losses to period end loans	1.90%	2.06%	1.50%	1.47%	1.51%
Allowance for loan losses as percentage of nonperforming loans, period end	69.25%	128.00%	141.91%	145.61%	152.97%
Net loan charge-offs for the quarter	$1,393	$228	$351	$616	$434
Net loan charge-offs to average loans	0.30%	0.05%	0.08%	0.13%	0.10%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.35%	9.06%	8.90%	8.70%	8.69%
Tier 1 risk-based capital ratio	12.60%	12.08%	12.10%	12.05%	12.04%
Total risk-based capital ratio	13.84%	13.35%	13.35%	13.31%	13.29%
Tangible equity to total assets	8.42%	8.16%	8.09%	7.74%	7.77%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sept 30, 2012	Sept 30, 2011
EARNINGS STATEMENT DATA:
Interest income	$19,160	$20,464
Interest expense	3,131	3,852
Net interest income	16,029	16,612
Provision for loan losses	3,850	1,471
Net interest income after
provision for loan losses	12,179	15,141
Noninterest income	4,626	4,692
Securities gains (losses)	166	(161)
Noninterest expense	14,099	15,378
Income before income taxes	2,872	4,294
Income taxes	627	1,087
Net income	$2,245	$3,207

PER SHARE DATA:
Net income per share, basic	$0.61	$0.88
Net income per share, diluted	$0.61	$0.87
Cash dividends	$0.36	$0.36
Average basic shares outstanding	3,690,294	3,665,010
Average diluted shares outstanding	3,704,550	3,681,641

PERFORMANCE RATIOS:
Net interest margin(1)	3.93%	4.05%
Return on average assets	0.51%	0.72%
Return on average equity	6.21%	9.38%
Efficiency ratio(2)	66.44%	71.14%

Net loan charge-offs	$1,972	$896
Net loan charge-offs to average loans	0.43%	0.19%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.